Exhibit 99.1
[Logo]                    RWE Acquisition Update #23

June 20, 2002

This is an update on the RWE/Thames transaction for American Water Associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information in this "Update" will also be filed with the US Securities and Exchange Commission and can be viewed on the commission's EDGAR database at www.sec.gov/edgar.shtml.


Here's the latest on the state regulatory front...

Briefly put, we're still on schedule. The Company has said that the acquisition is expected to be final in the first half of 2003. We still believe this to be the case and we've made significant progress toward that date on the regulatory front.

When we announced we had reached an agreement with RWE last September, we had regulated utility operations in 22 states. In November, when we acquired Azurix North America, we added utility operations in the state of Texas, bringing the total number of states with regulated operations to 23.

In April, that number was reduced to 20 when we sold our operations in Connecticut, Massachusetts and New Hampshire to Kelda's Aquarion Company. Two of the 20 remaining states, Georgia and Michigan, do not regulate our utility operations. Five more states - Iowa, Missouri, Ohio, Indiana and Texas - have determined they have no statutory jurisdiction over the RWE transaction.

In recent weeks we learned that the Public Utilities Commission in Hawaii approved our joint filing, as did the State Corporation Commission of Virginia, the Tennessee Regulatory Authority, and the Kentucky Public Service Commission.

That leaves nine states where regulatory approval proceedings continue. Here's an update on those states:

Continued . . .

Update -2-

1. Arizona: A schedule has been released with a prehearing conference on August 2 and a public hearing is set for August 8.

2. California: A schedule has been released that calls for a decision to be delivered in December 2002. Public hearings are underway. The last will be on July 8. Montara and the City of Thousand Oaks have intervened. An intervenor is any individual, company, or organization with an interest in the proceedings such as customers, legislators or unions. Intervenors have the right to participate in the formal hearings, request information, present testimony, and appeal to the courts if they are dissatisfied with the decisions.

3. Illinois: A public hearing was held on May 21 and the commission is expected to deliver a decision in September 2002.

4. Maryland: Questions have been received on the filing and they are being addressed. Even though no hearing dates have been set, a decision is anticipated prior to the end of this year.

5. New Jersey: Public meetings were held April 15, 17 and 23. A decision is anticipated in early fall 2002.

6. New Mexico: A public hearing was held on May 29 and a final decision is expected by the state in August 2002.

7. New York: The Commission held an initial meeting with the Company and Thames Water for earlier this month. Local 365 of the Utility Works Union of America has endorsed the Public Service Commission's approval of the transaction.

8. Pennsylvania: Formal evidentiary hearings took place May 7. A decision is anticipated by September.

9. West Virginia: The Company and Thames Water have responded to all requests for information and a hearing schedule has been developed. Public meetings were held earlier this month in Princeton and Huntington and are scheduled for Weston on June 24, in Fayetteville on June 25 and in Charleston on July 15. A decision is anticipated by the commission in September.


Continued . . .

Although Indiana does not have jurisdiction over the RWE transaction, the Indiana Utility Regulatory Commission recently established a proceeding to consider the impact of the acquisition on the rates and services of Indiana American Water Company. A prehearing conference to set a schedule will be held on July 1 and we expect the matter to be successfully concluded within 90 days.


Hart-Scott-Rodino Notification Filed

Earlier this month, the Company and RWE filed a premerger notification and report form with the Federal Trade Commission and the Department of Justice. The filing is in response to the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, which requires parties to certain mergers or acquisitions to notify the two agencies. The agencies review the information in the filing to determine if the proposed transaction would have any anti-competitive effects within our market.

##